UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2014

ENERJEX RESOURCES, INC.

(Exact Name of Registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30234	88-0422242
(Commissioner File Number)	(IRS Employer Identification No.)

4040 Broadway, Suite 508, San Antonio, Texas 78209

(Address of principal executive offices)

(210) 451-5545

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 14, 2014, Black Raven Energy, Inc. (“Black Raven”), a wholly-owned subsidiary of EnerJex Resources, Inc., a Nevada corporation, entered into a Settlement and Release Agreement (the “Settlement Agreement”) with Atlas Resources, LLC (“Atlas” and, together with Black Raven, individually a “Party” and together the “Parties”) pursuant to which the Parties settled certain disputes regarding the rights and obligations of the Parties under that certain Farmout Agreement dated effective as of July 23, 2010 (the “Farmout Agreement”).

Pursuant to the Settlement Agreement, among other matters, the Parties released each other from certain claims and obligations, the Farmout Agreement was terminated, and the Parties entered into a new Gathering Agreement and Contract Operating Agreement under which Atlas shall pay to Black Raven an Overhead Charge of $12,000 per month from December 1, 2013 through November 30, 2015. Unless the Contract Operating Agreement is terminated at the option of either Party after November 30, 2015, from and after December 1, 2015, the Overhead Charge per month shall be the lesser of (a) $12,000, and (b) an amount equal to $0.25 per thousand cubic feet of natural gas produced in each such month from wells that Black Raven operates for Atlas pursuant to the Contract Operating Agreement.

Pursuant to the Settlement Agreement, Atlas also agreed to pay Black Raven the sum of $687,938.50 and assign to Black Raven its rights to depth in any zone below the Niobrara formation on approximately 8,360 acres that are held by production in Phillips and Sedgwick Counties in the State of Colorado. In addition, Black Raven agreed to purchase seven non-producing wells from Atlas for the sum of $150,000.

Item 1.02 Termination of a Material Definitive Agreement.

The information in Item 1.01 of this Current Report on Form 8-K (concerning the termination of the Farmout Agreement) is incorporated into this Item 1.02 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERJEX RESOURCES, INC.,

Date: March 20, 2014	By:	/s/ Robert G. Watson, Jr.
Robert G. Watson, Jr. Chief Executive Officer and
President